NEWS RELEASE
	Contact:	Christopher L. Boone
Chief Financial Officer
(936) 631-2749
FOR IMMEDIATE RELEASE
DRG&L
Jack Lascar / 713-529-6600
Anne Pearson / 210-408-6321

LUFKIN INDUSTRIES REPORTS SECOND QUARTER 2011
EARNINGS FROM CONTINUING OPERATIONS

•	Revenues up 48% to $227 million
•	Bookings up 45% year over year
•	Backlog up 54% year over year

LUFKIN, Texas, July 20, 2011 – Lufkin Industries, Inc. (NASDAQ: LUFK) today announced financial and operating results for the second quarter 2011.
  Earnings from continuing operations for the second quarter of 2011 increased 74% to $18.5 million, or $0.60 per diluted share, from $10.6 million, or $0.35 per diluted share, for the second quarter of 2010.  All per share numbers have been adjusted to reflect the Company’s 2-for-1 stock dividend, which occurred on June 1, 2010.
Second quarter 2011 earnings were negatively affected by four factors:  1) inefficiencies related to production ramp-up at three U.S. manufacturing facilities; 2) rising inflation in Argentina that drove large increases in material costs and spawned labor strikes that disrupted our customers’ field operations, delaying order placements, impacting plant utilization and reducing revenue during the quarter; 3) SG&A cost growth related to several legal matters; and 4) the non-cash impact of higher-than-expected LIFO expenses.  These factors, in aggregate, reduced earnings per diluted share by approximately $0.11.
Revenues for the second quarter of 2011 increased 48% to $226.8 million compared to $152.8 million for the same period a year ago.
“Despite the temporary factors that weighed on performance in the second quarter, we remain very encouraged by the continued improvement in the markets for our products that began in late 2009,” said John F. “Jay” Glick, president and chief executive officer of Lufkin.  “Robust oil prices are driving strong increases in energy-related activity across the globe, stimulating revenue growth in both divisions.
“Bookings remained strong in both divisions during the quarter.  Total Oilfield Division bookings increased 51% from the second quarter of last year, driven by strong order flow from both our North American and international operations.  Sequentially, bookings in the Oilfield Division declined 3% due in part to a slowdown in orders from the Bakken as a result of heavy rains and flooding during the quarter. In addition, this year’s first quarter included a $25 million Canadian order that was not repeated this quarter.  International orders more than doubled from the first quarter of 2011.
“Bookings in the Power Transmission Division during the second quarter increased 28% from last year but declined 16% sequentially as a result of delays in order placement for gear products used in oil and gas and power generation applications.  Although Power Transmission bookings slowed somewhat from the record pace we experienced in the first quarter, the $50 million per quarter pace in Q2 continued at the robust level we hit in Q4 of 2010 and reflects continued strong demand for gear drives for energy infrastructure projects. Orders for international destinations comprised 54% of Power Transmission’s new bookings.
“The Company-wide backlog of $320.5 million is up 6% sequentially, and up 54% from last year’s second quarter.  We have experienced sharp increases in backlog in both divisions, driven largely by the accelerating activity in the energy sector.
“To meet this increased demand, we have significantly increased headcount at our factories and also ramped up manufacturing capacity. We are facing the challenges that accompany every recovery: training new employees and commissioning new equipment.  Progress is being made, but new employees have not reached their full productivity.  As a result, a greater component of overtime has been required to boost production levels to meet demand.  While we see monthly improvement in productivity, the overtime and other associated training costs were higher than planned during the quarter,” Glick added.

SECOND QUARTER RESULTS

Oilfield Division – Oilfield sales for the second quarter of 2011 increased 57% to $178.9 million, from $114.3 million in the second quarter of 2010, and grew 16% sequentially.  Customers continue to spend aggressively in North America, especially in the Permian Basin, the Niobrara and in the Eagle Ford Shale play.  Automation revenues were up 23% sequentially from our new U.S. Automation factory, setting a new high for shipments, as customers continue upgrading to higher-value variable-speed drives to optimize production and minimize well operating costs.  Oilfield’s new order bookings increased 51% to $195.4 million from a year ago.  Sequentially, international bookings more than doubled to $60 million, led by strong increases originating from South America. Automation bookings were stronger than anticipated as several international orders from projects in Oman and Romania helped bookings during the quarter.
Oilfield’s backlog increased to $195.3 million at June 30 from $101.7 million a year earlier and from $178.9 million at March 31.  Gross margin for the Oilfield Division expanded to 24.3% versus 22.7% in the first quarter of 2011.
Power Transmission Division – Revenues from Power Transmission products increased 24% to $47.8 million from $38.6 million in the second quarter of 2010 and were up 18% sequentially from the first quarter of 2011. The year-over-year increase was driven by both strong international sales and domestic shipments.  New order bookings in Power Transmission increased 28% from last year’s second quarter but declined 16% sequentially from the record reached in the first quarter of this year. International bookings were especially strong.  For the second quarter as a whole, 35% of new order intake originated from the oil and gas, refining and petrochemical industries and 19% from power generation sector.  The Power Transmission backlog grew to $125.3 million from $106.9 million a year earlier and from $122.7 million at the end of this year’s first quarter. Gross margin for the Power Transmission Division expanded to 29.0% versus 27.6% in the first quarter of 2011.
Consolidated – Gross profit margin for the second quarter increased to 25.3% of revenues, compared to 24.4% a year ago and to 23.8% sequentially.  Selling, general and administrative expenses increased to $28.3 million in the second quarter compared to $20.3 million in last year’s second quarter. However, as a percentage of revenues, SG&A expenses declined to 12.5% in the latest quarter compared to 13.3% a year ago and 13.8% in the first quarter of 2011.  Operating income increased 71% to $29.0 million in the second quarter, compared to $17.0 million in the prior-year period.

OUTLOOK

“Robust oil and liquids prices are supporting continued investment in energy projects around the world, most notably in some of the land-based shale plays here in North America,” Glick said.  “However, I expect that in the second half of 2011 international markets will strengthen.
“Bookings have continued the upward trend we expected, albeit with delays in Argentina.  For the balance of 2011, we expect bookings to remain strong.  While we were not impacted in a material way by the unrest in the Middle East and the Gulf States during the first half, it is possible that some projected new orders from those regions may be delayed.
 “In light of the manufacturing challenges we encountered in the first half of this year –
 some of which are likely to continue into the third quarter – coupled with the delays in international bookings during the second quarter, we are reducing our third quarter earnings guidance.
“We estimate third quarter revenues to be in the range of $230 million to $250 million and earnings in the range of $0.72 to $0.82 per diluted share.  For the fourth quarter, we estimate revenues to be in the range of $240 million to $260 million and earnings to be between $0.85 and $0.95 per diluted share.
“These ranges assume very limited pricing improvements and a modest but steady improvement in shop execution in our factories.   Despite the fact that the pace of productivity growth has been slower than we would have liked, we remain very encouraged by the strong fundamentals that underpin the demand for our products in North America and targeted international markets well into the future,” Glick concluded.

CONFERENCE CALL
Lufkin will discuss its second quarter financial results in a conference call today at 10:00 a.m. Eastern time (9:00 a.m. Central time).  To listen to the call, dial (480) 629-9818 and ask for the Lufkin Industries call at least 10 minutes prior to the start of the call.  The conference call will also be broadcast live via the Internet and can be accessed through the Investor Relations page of Lufkin’s corporate website at www.lufkin.com.  A telephonic replay will be available through July 27, 2011, by dialing (303) 590-3030 and entering reservation number 4449561#.
ABOUT LUFKIN
Lufkin Industries, Inc. sells and services oilfield pumping units, foundry castings and power transmission products throughout the world.  The Company has vertically integrated all vital technologies required to design, manufacture and market its products.

FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements and information that are based on management’s beliefs as well as assumptions made by and information currently available to management.  When used in this release, the words “anticipate,” “believe,” “estimate,” “expect” and similar expressions are intended to identify forward-looking statements.  Such statements reflect the Company’s current views with respect to certain events and are subject to certain assumptions, risks and uncertainties, many of which are outside the control of the Company.  These risks and uncertainties include, but are not limited to, (i) oil prices, (ii) capital spending levels of oil producers, (iii) availability and prices for raw materials and (iv) general industry and economic conditions.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected.  The Company does not intend to update these forward-looking statements and information.

(Tables to follow)

LUFKIN INDUSTRIES, INC.
Financial Highlights
(In thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Sales	$226,759	$152,847	$421,156	$279,969
Cost of sales	169,395	115,507	317,598	214,006
Gross profit	57,364	37,340	103,558	65,963
Selling, general and administrative expenses	28,348	20,313	55,088	39,641
Litigation reserve	-	-	-	-
Operating income	29,016	17,027	48,470	26,322

Other income (expense), net	(188)	(461)	(265)	(386)

Earnings from continuing operations before income tax provision	28,828	16,566	48,205	25,936

Income tax provision	10,378	5,964	17,354	9,337
Earnings from continuing operations	18,450	10,602	30,851	16,599

Earnings (loss) from discontinued operations net of tax	-	(11)	-	(16)
Net earnings	$18,450	$10,591	$30,851	$16,583

Basic earnings per share:
Earnings from continuing operations	$0.61	$0.35	$1.01	$0.56
Earnings from discontinued operations	$-	$-	$-	$-
Net earnings	$0.61	$0.35	$1.01	$0.56

Diluted earnings per share:
Earnings from continuing operations	$0.60	$0.35	$1.00	$0.55
Earnings from discontinued operations	$-	$-	$-	$-
Net earnings	$0.60	$0.35	$1.00	$0.55

Dividends per share	$0.125	$0.125	$0.250	$0.250

LUFKIN INDUSTRIES, INC.
Balance Sheet Highlights
(In thousands)

	Jun. 30,	Dec. 31,
	2011	2010
Current assets	380,113	345,197
Total assets	694,985	621,078
Current liabilities	117,831	84,577
Long-term debt	-	-
Shareholders' equity	522,236	485,960
Working capital	262,282	260,620

LUFKIN INDUSTRIES, INC.
Division Performance
(In thousands)

		Three Months Ended		Six Months Ended
		June 30,		June 30,
		2011	2010	2011	2010
Sales:
	Oilfield	$178,921	$114,264	$332,644	$204,184
	Power Transmission	47,838	38,583	88,512	75,785

	Total	$226,759	$152,847	$421,156	$279,969

			June 30,	March 31,	June 30,
			2011	2011	2010
Backlog:
	Oilfield		$195,254	$178,869	$101,688
	Power Transmission		125,276	122,751	106,890

	Total		$320,530	$301,620	$208,578

LUFKIN INDUSTRIES, INC.
Reconciliation of Net Income under U.S. GAAP to Adjusted Net Earnings
(In thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Earnings from continuing operations	$18,450	$10,602	$30,851	$16,599
Plus:
General Liability Accrual	-	-	640	-
IP Legal Expense	-	-	544	-
Adjusted net earnings from continuing operations	$18,450	$10,602	$32,035	$16,599

Diluted earnings per share:
Earnings from continuing operations	$0.60	$0.35	$1.00	$0.55
Plus:
General Liability Accrual	$-	$-	$0.02	$-
IP Legal Expense	$-	$-	$0.02	$-
Adjusted net earnings	$0.60	$0.35	$1.04	$0.55

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LUFK-IR